Exhibit 99.2
September 12, 2006
VIASPACE Inc.
171 North Altadena Drive
Suite 101
Pasadena, CA 91107

Attention:	Dr. Carl Kukkonen ,
Chief Executive Officer
Gentlemen:
     This letter confirms the mutual intentions of VIASPACE Inc. (the “Company”) and Gilford Securities Incorporated (“Gilford” or “Agent”) to undertake a private offering of securities of the Company.
     Subject to the satisfactory completion of our due diligence, it is our intention to act as non-exclusive placement agent for up to $30,000,000 of securities of the Company (the “Securities”) on a “best efforts” basis in a private offering (the “Offering”).
     Our acting as non-exclusive placement agent shall be subject to the following general terms, conditions and qualifications:
1. The Agent shall act as non-exclusive placement agent for the Company in connection with the offer and sale of the Securities on a best efforts basis for a period of 60 days from the date hereof (the “Term”). The Agent shall receive a commission equaling eight percent (8%), of the purchase price of the securities sold by the Agent (the “Placement Commission”). Following the Term and for a period of one year thereafter, the Company shall pay to the agent the Placement Commission and issue to Gilford the Placement Warrants as defined below if the Company receives any funds from the sale of its Securities purchased by Cornell Capital Partners. All payments due hereunder shall be payable at each closing of the sale of securities in the Offering (a “Closing”) directly from any purchaser of Securities.
2. The Company represents and acknowledges that there are no claims for services in the nature of a finder’s fee nor are there any royalties, commissions or other payments due to any other person or entity with respect to the proposed Offering, sold by the Agent, contemplated hereby except as herein set forth. We shall compensate any of our personnel, who may have acted in such capacities, as we shall determine.

VIASPACE Inc.	September 12, 2006
3. At Closing, the Company will pay all reasonable expenses approved in advance by the Company, not to exceed $30,000 incurred by the Agent in connection with the negotiation, preparation and execution of the definitive documents related to the Offering (the “Related Documents”), including but not limited to reasonable attorneys’ fees and consulting expenses.
4. Upon each Closing of the sale of any Securities, the Company shall thereupon issue and sell, for $0.0001 per Placement Warrant, to Gilford and/or its designees, five (5) year warrants to purchase such number of Securities as shall equal eight percent (8%) of the number of Securities sold in the private placement, exercisable at a price equal to the price paid by the investor(s) for the Securities (the “Placement Warrant”). The Company agrees that, for a period of three (3) years from the date of the Closing, if the Company intends to file a Registration Statement for the public sale of securities, other than pursuant to forms S-4, and S-8 or their successor forms, and if so requested, it will use its commercially reasonable efforts to include in such registration statement the securities into which the Placement Warrants are exercisable , so that they may be publicly resold by the holders thereof.. In addition, for a period of three (3) years following the final Closing of the offering, upon written demand of the majority of the Placement Warrant holders the Company agrees, on one occasion to promptly register the securities into which the Placement Warrants are exercisable at the expense of the Company.
5. It is understood that Gilford may enter into other agreements with broker-dealers who shall act as sub-placement agents and/or dealers in connection with the proposed offering contemplated herein, but the Company shall have no liability to such persons for fees and expenses incurred in connection with their participation in such Offering.
6. We shall not be responsible for any expense of the Company related to the proposed financing or otherwise if the sale of Offering of securities contemplated by this letter is not consummated.
7. The Company agrees to indemnify and hold harmless the Agent, their Affiliates, each of their officers, directors, employees and agents and their respective successors and assigns, from and against any losses, damages, or expenses (net of any related insurance proceeds) due to any and all third party actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees and expenses) (all of the foregoing, “Third Party Claims”) which are caused by or arise out of (i) any breach or default in the performance by the Company of any covenant or agreement made by the Company in this proposed Offering or in any of the Related Documents; or (ii) any breach of warranty or representation made by the Company in this proposed Offering or in any of the Related Documents.

2 of 3

VIASPACE Inc.	September 12, 2006
     We look forward to working with you on the proposed Offering. If the foregoing accurately sets forth our understanding and agreement, kindly sign this letter agreement and return two (2) copies to us.

Very truly yours,

GILFORD SECURITIES INCORPORATED as Agent

By:	/s/ Robert A. Maley

Robert A. Maley
President
ACCEPTED AND AGREED TO THIS
12TH day of September 2006
VIASPACE Inc.
By:/s/ Carl Kukkonen
           Dr. Carl Kukkonen
           Chairman and Chief Executive Officer

3 of 3